Exhibit 10.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 28, 2023 by and among

(1) Fresh2 Group Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Seller”);

(3) Anpac Technology USA CO., LTD. (the “Company”); and

(4) New-Horizon Bio-Medical Science Co., Ltd. (the “Purchaser”)

Each of the Purchaser, the Seller and the Company are referred to as a “Party” and collectively as “Parties.”

WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, 100% shares of the Company (“Shares”), for the consideration and on the terms and conditions set forth in this Agreement; and

WHEREAS, as consideration for the purchase of the Company’s Shares, the Purchaser desires to pay one dollar to the Seller.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

The following terms used in this Agreement shall be construed to have the meaning set forth or referenced below.

“Affiliates”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person, including, without limitation, any officer, director, employee, member, partner or shareholder of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person;

“Agreement”	means this Share Purchase Agreement;

“Board”	means the board of directors of the Purchaser;

“Charter Documents”	means to a Person, such Person’s memorandum and articles of association, certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreements, formation agreement, limited liability company agreement and other organizational documents;

“Closing”	has the meaning given to it in Section 2.3(a);

“Company”	has the meaning given to it in the preamble of this Agreement;

“Company Intellectual Property”	means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, software, information and proprietary rights and processes as are necessary to the conduct of Company’s business as now conducted in all material respects;

“Confidential Information”	has the meaning given to it in Section 10.1;

“Control”	means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting power in such other Person.

“Controlled”	has the meaning correlative to the foregoing;

“Disclosing Party”	has the meaning given to it in Section 10.4;

“Governmental Authority”	means (a) any nation or government or any nation, federal, state, province, municipality, local, autonomous region or any other political subdivision thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, including any entity or enterprise owned or controlled by a government or a public international organization; or (c) any court, tribunal or arbitrator;

“Group”	means, collectively, the Company, and its direct or indirect Subsidiaries;

“Group Company”	means any member of the Group, individually;

“Group Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liability, financial condition, property, prospects or results of operations of the Company, taken as a whole;

“Indemnified Person”	has the meaning given to it in Section 9.2;

“Indemnifying Person”	has the meaning given to it in Section 9.2;

“Key Employee”	means any executive-level employee (including division director and vice president-level positions);

“Knowledge”	means (i) with respect to the Seller, actual knowledge of executive-level employees of the Group; or (ii) with respect to the Company, actual knowledge of executive-level employees of the Company;

“Law”	means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over the Group Companies, as the case may be;

“Lien”	means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, charge, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including restrictions on transfer), or limitations of any nature whatsoever, including such liens as may arise under any contract;

“Party”	has the meaning given to it in the preamble of this Agreement;

“Person”	means any individual, corporation, partnership, trust, limited liability company, company limited by shares, unincorporated association or other entity;

“Public Official”	has the meaning given to it in Section 3.12(a);

“Purchaser”	has the meaning given to it in the preamble of this Agreement;

“Purchaser’s Advisors”	has the meaning given to it in Section 5.1;

“Purchaser’s Material Adverse Effect”	means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Purchaser’s

“SEC”	has the meaning given to it in Section 4.3;

“SEC Documents”	has the meaning given to it in Section 4.3;

“Securities Act”	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Seller”	has the meaning given to it in the preamble of this Agreement;

“Share Consideration”	has the meaning given to it in Section 2.2;

“Shares”	means all of the Shares of the Company;

“Subsidiary”	of any Person means any other Person of which at least fifty percent (50%) of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person and, for the avoidance of doubt, shall include any variable interest entity over which such Person or any of its subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person;

“Tax” or “Taxes”	means any and all national, federal, state, provincial, municipal and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, capital gains, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, building, vehicle, land use, land appreciation, city and rural construction, tariff, withholding, payroll, recapture, employment, additional education, excise and property taxes, adjustment taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

“Tax Return”	means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim”	means any claim against any Indemnified Person by a third party;

“Transaction Documents”	means this Agreement, and all other agreements, instruments or documents entered into in connection with this Agreement;

“Transactions”	means the transactions contemplated by the Transaction Documents;

2. PURCHASE AND SALES OF SHARES

2.1 Shares.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants in this Agreement, at the Closing, the Purchaser shall purchase all the Shares of the Company from Seller, and Seller shall sell and transfer Shares held by it, to the Purchaser.

2.2 Consideration.

The consideration to be paid by the Purchaser for the Shares shall be one dollar (the “Consideration”) to Seller.

2.3 Closing.

(a) The purchase and sale of the Shares shall take place on the effective date of this Agreement (the “Closing”).

(b) At the Closing, in addition to the fulfillment of all conditions set forth in Section 6 of this Agreement, the Seller shall deliver to the Purchaser the revised register of members of the Company after giving effect to the transfer of all the Shares of the Company to the Purchaser at the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

3.1 Authorization.

The Seller represents and warrants that he is legally competent to enter the Transaction Documents to which the Seller is a party. The Transaction Documents to which the Seller is a party, when executed and delivered by the Seller, will constitute valid and legally binding obligations of the Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 Corporate Power and Qualification.

The Company is a private company duly organized, validly existing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and carry on its business as presently conducted. None of the activities, agreements, commitments, obligations or rights of the Company is ultra vires, unauthorized or in violation of its Charter Documents or any applicable Laws.

3.3 Capitalization of the Company.

The Seller is the registered owner of the Shares of the Company, and all Shares are validly issued, fully paid and nonassessable.

3.4 Compliance with Laws and Other Instruments.

The Seller is in compliance with all applicable Laws in all aspects, except for that noncompliance where the failure to do so would not individually or in the aggregate have a Group Material Adverse Effect.

3.5 Governmental Consents and Filing.

Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of any Group Company in connection with the consummation of the Transactions.

3.6 Enforceability.

The Transaction Documents, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of them, enforceable against each Seller in accordance with their respective terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.7 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(a) To the knowledge of each Seller, no Group Company or any officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of any Group Company, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any officer or employee or other Person acting in an official capacity for or on behalf of any Governmental Authority (including any entity or enterprise owned or controlled by a government), to any political party or official thereof or to any candidate for political office (or to any Person where a Group Company, its officer, director, employee, agent, representative, consultant or any other Person associated with or acting for or on behalf of the Group Company knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any of the foregoing) (a “Public Official”) for the purposes of:

(i) (x) influencing any act or decision of such Public Official, (y) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, or (z) securing any improper advantage; or

(ii) inducing such Public Official to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(b) None of the officers, directors, employees, agents, representatives and consultants of, and none of the beneficial owners of any interest in, any Group Company is a Public Official.

4. REPRESENTATION AND WARRANTIES OF THE PURCHASER

The Purchaser hereby, represents and warrants to the Seller that the following representations are true and complete as of the date hereof and will be true and correct as of the date of the Closing, except as otherwise indicated.

4.1 Internationally reserved.

4.2 Authorization.

The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Compliance with Laws and Other Instruments.

The Purchaser is in compliance with all applicable Laws in all aspects, except for those noncompliance where the failure to do so would not individually or in the aggregate have a Purchaser’s Material Adverse Effect. Except as otherwise disclosed in the documents filed to Securities and Exchange Commission (“SEC”) and disclosed to the public (“SEC Documents”), The Purchaser is not in violation of its Charter Documents, as appropriate, or equivalent constitutive documents as in effect.

4.3 Governmental Consents and Filings.

Assuming the accuracy of the representations made by the Seller in Section 3 of this Agreement, except as required by the applicable securities laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial, municipal, local, autonomous region and Governmental Authority is required on the part of the Purchaser in connection with the consummation of the Transactions.

4.4 No Litigation.

Except as otherwise disclosed in the SEC Documents, (1) there is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Purchaser, currently threatened against the Purchaser, and (2) there is no material action, suit, proceeding or investigation by the Purchaser pending or which the Purchaser intends to initiate. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against the Purchaser that challenges, or could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, the Transactions.

4.5 Enforceability.

The Transaction Documents, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.6 No Insolvency.

(a) The Purchaser is not insolvent.

(b) There are no circumstances which would entitle any Person to successfully present a petition for the winding-up or administration of the Purchaser or to appoint a receiver over the whole or any part of the undertaking or assets of the Purchaser.

5. COVENANTS AND AGREEMENTS OF THE SELLER

5.1 Access and Investigation.

Between the date of this Agreement and the Closing, the Seller and the Company will and will cause each Group Company to, (a) afford the Purchaser and its representatives and prospective lenders and their representatives (collectively, the “Purchaser’s Advisors”) full and free access to each Group Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Purchaser and each Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request, and (c) furnish the Purchaser and the Purchaser’s Advisors with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

5.4 Negative Covenants.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Seller shall, and shall cause the Company and the Group Companies not to, without the prior consent of the Purchaser:

(a) cause or permit any amendment or modification of the Charter Documents of any Group Company;

(b) declare or any pay dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly any shares of its or its Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to the date hereof providing for the repurchase of shares in connection with any termination of service from it or its Group Companies;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or its Group Companies to issue any such shares or other convertible securities;

(d) transfer to any Person or entity any rights to the Company Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(e) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Intellectual Property;

(f) incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty of any debt securities of others;

(g) enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of any Group Companies any agreement relating to the license, transfer or other disposition or acquisition of Company Intellectual Property rights or rights to any material contracts that are outside of the ordinary course of business;

(h) make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business;

(i) acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any of its Group Companies;

(j) revalue any of its or its Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in the applicable accounting standards; or

(k) other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

5.5 Required Approvals.

As promptly as practicable after the date of this Agreement, and in any event within the applicable time period prescribed by Law, the Seller shall, and shall cause each Group Company and each of their Affiliates to, make all filings and notifications required by Law to be made by them in connection with the Transactions, if any. The Seller shall, and shall cause each Group Company and each of their Affiliates to, cooperate with the Purchaser and its Affiliates with respect to all filings and notifications that are required by Law to be made in connection with the Transactions.

5.6 Notification.

Between the date of this Agreement and the Closing, the Seller will promptly notify the Purchaser in writing if the Seller become aware of any fact or condition that causes or constitutes a breach of the Seller and warranties as set forth in Section 3, or if the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Seller will promptly notify the Purchaser of the occurrence of any breach of any covenant of the Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

5.7 Best Efforts.

Between the date of this Agreement and the Closing, the Seller shall, and shall cause each Group Company to, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other to do, all things necessary, proper or advisable to perform all of the obligations set forth in Section 5 and cause the conditions in Section 6 to be satisfied. The Seller shall, and cause each of its Affiliates to, exert best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary, proper or advisable under applicable laws or otherwise to obtain all consents, approvals or conditions, if any, that may be required before the Closing. The Seller shall cooperate as requested by the Purchaser to obtain all such consents, approvals or conditions.

5.8 After Closing, the Purchaser shall be fully responsible for any payments, account payable, debts, lien, liabilities, expenses or other obligations incurred by the Company prior to and after the Closing, and the Seller shall not be responsible for any payments, account payable, debts, lien, liabilities, expenses or other obligations incurred by the Company prior to and after the Closing. The Purchaser and the Company shall jointly indemnify the Seller and hold the Seller harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, resulting from or arising out of any disputes with third parties, business, agreements or operations of the Company or Purchaser on or after Closing.

The Purchaser and the Company acknowledge that the Seller has performed all the obligations owed to the Company prior to the Closing, and the Seller has no liabilities or obligations to the Company from Closing, and Purchaser and the Company shall have no any rights to request the Seller to make any payment to the Company after Closing.

5.9 The Seller agrees to waive all payment obligations, account payables, or loans incurred by the Company to the Seller arising from the intercompany transactions between the Seller and the Company provided that such payment obligations, account payables, or loans shall be disclosed in the audited financial report of the Company or its affiliates prior to the date of Closing.

6. CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING

The obligations of the Purchaser to purchase Shares of the Company at the Closing are subject to the fulfilment, on or before such Closing, of each following condition, unless otherwise waived:

6.1 Representations and Warranties.

The representations and warranties of the Seller contained in Section 3 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Group Material Adverse Effect.

6.2 Performance.

The Seller and Group Company shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

6.3 Transaction Documents.

The Seller shall have delivered to the Purchaser all Transaction Documents, duly executed, to which he, she or it, as applicable, is a party.

7. CONDITIONS OF THE SELLER’S OBLIGATIONS AT CLOSING

The obligations of the Seller to sell Shares of the Company held by the Seller at the Closing are subject to the fulfillment, on or before such Closing, of each following condition, unless otherwise waived:

7.1 Representations and Warranties.

The representations and warranties of the Purchaser contained in Section 4 shall be true, correct and complete in all material respects as of such Closing, except where such breach of representations and warranties, individually or in the aggregate, could not reasonably be expected to result in a Purchaser’s Material Adverse Effect.

7.2 Performance.

The Purchaser shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

7.3 Transaction Documents.

The Purchaser shall have delivered to the Seller all Transaction Documents, duly executed, to which it, he or she, as applicable, is a party.

8. TERMINATION

8.1 Termination Events.

This Agreement and any Transaction Document may, be notice given prior to or at the Closing, be terminated:

(a) by either the Purchaser or the Seller if a material breach of any provision of this Agreement has been committed by any other Party and such breach has not been waived or rectified within thirty (30) days after the breach; or

(b) by mutual consent of the Purchaser and the Seller.

8.2 Effect of Termination.

Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

9. INDEMNIFICATION AND REMEDIES

9.1 Survival.

(a) All representations, warranties, covenants, and obligations in this Agreement, and any certificate, document, or other writing delivered pursuant to this Agreement will survive for one (1) year after the Closing and the consummation and performance of the Transactions. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

(b) If written notice of a claim for indemnification has been given in accordance with this Section 9.2 prior to the time at which the applicable representations, warranties, covenants or other agreements would otherwise terminate pursuant to the foregoing, then the relevant representations, warranties, covenants or other agreements shall survive such time as to such claim, until such claim has been finally resolved.

(c) The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

9.2 Indemnification.

From and after the date of the Closing, each Party, as applicable (the “Indemnifying Person”), shall indemnify and hold the other relevant Parties and their respective directors, officers and agents (collectively, the “Indemnified Person”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of the Indemnifying Person contained in the Transaction Documents, or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Person contained in the Transaction Documents. In calculating the amount of any Losses of an Indemnified Person hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Person with respect to such Losses, if any.

9.3 Third-Party Claims.

(a) The Indemnified Person shall give notice of the assertion of a Third-Party Claim to the Indemnifying Person; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 9 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b) (i) Except as provided in Section 9, the Indemnifying Person may elect to assume the defense of the third-party claim with counsel satisfactory to the Indemnified Person by (a) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (b) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Section 9, in each case no later than ten (10) days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 9.3(a).

(ii) If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

(A) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation,

(B) the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any loss arising, directly or indirectly, from or in connection with the Third-Party Claim,

(C) no compromise or settlement of such Third- Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Laws or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and

(D) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(iii) If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 9.3(b)(i), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

(d) Notwithstanding the provisions of Section 11.12, the Parties consent to the nonexclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein.

(e) With respect to any Third-Party Claim subject to this Section 9.3: (i) any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceeding at all stages thereof where such Person is not represented by its own counsel, and (ii) both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) In addition to Section 10, with respect to any Third-Party Claim subject to this Section 9.3, the Parties shall cooperate in a manner to reserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work product privileges. In connection therewith, each Party agrees that: (i) it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) Any claim under this Section 9.3 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

9.4 Indemnitee Negligence.

The provisions in this Section 9 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Laws and regardless of whether any Person (including the Person from whom relief is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking relief, or the sole or concurrent strict liability imposed upon the person seeking relief.

10. CONFIDENTIALITY AND PRESS RELEASE

10.1 Disclosure of Terms.

The terms and conditions of this Agreement, the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and the Parties hereto shall not, and shall procure their respective Affiliates not to, disclose to any third party except as permitted in accordance with the provisions set forth below.

10.2 Press Release.

Any public announcement, including any press release, communication to employees customers, suppliers, or others having dealings with the Purchaser or the Company, or similar publicity with respect to this Agreement or any Transaction, will be issued, at such time, in such manner and containing such content as the Purchaser and the Seller agree in writing, except that Seller may issue any press release and other SEC Documents in its sole discretion without any consent from the Purchaser and any Seller.

10.3 Permitted Disclosure.

Notwithstanding anything in the foregoing to the contrary:

(a) the Seller may disclose any portion of the Confidential Information to the Company’s, officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise;

(b) the Purchaser may disclose any portion of the Confidential Information to its current officers, directors, Key Employees, investment bankers, lenders, accountants, auditors, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, law or otherwise, and Seller may disclose any portion of the Confidential Information in any of SEC Documents in its sole discretion; and

(c) the confidentiality obligations set out in Section 10.1 above do not apply to:

(i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this Section 10, or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii) information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) information disclosed by any manager, director or officer of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 10.

10.4 Other Information.

The provisions of this Section 10 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the Transactions.

11. MISCELLANEOUS

11.1 Fees and Expenses.

Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Transactions, including all fees and expenses of its officers, directors, partners, employees, agents or representatives. The obligation of each Party to bear its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

The stamp duty in connection with the Transactions shall be borne equally by the Seller (on the one hand) and the Purchaser (on the other hand). The Seller shall be solely responsible for his, her or its own income tax, capital gain tax or other forms of Taxes payable by the Seller under the applicable Laws.

11.2 Further Assurance.

The Parties will (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement, the Transactions, and the documents to be delivered pursuant to this Agreement.

11.3 Entire Agreement.

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and, upon the Closing, any confidentiality obligation to which the Purchaser is subject) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

11.4 Amendment.

This Agreement may only be amended, supplemented, or otherwise modified by all Parties in writing.

11.5 Assignments and Successors.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.6 No Third-Party Rights.

Other than the Indemnified Persons and the Parties, no Person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may not be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is a Party to the Agreement.

11.7 Remedies Cumulative.

The rights and remedies of the Parties under this Agreement are cumulative and not alternative.

11.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Delaware, without regard to the principles of conflicts of law thereof.

11.9 Dispute Resolution.

Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in China for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby waives all rights to a trial by jury.

11.10 Attorney’s Fees.

In the event any claim, action, suit, proceeding, arbitration, complaint, charge or investigation is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such claim, action, suit, proceeding, arbitration, complaint, charge or investigation, in addition to any relief to which such Party may be entitled under applicable Law.

11.11 Enforcement of Agreement.

Each Party acknowledge and agree that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled at law or in equity, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

11.12 No Waiver.

Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a Party, in whole or in part, unless made in a writing signed by such Party, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.13 Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a Party may designate by notice to the other Party):

Fresh2 Group Limited

Address: 650 5th Ave Suite# 2416, New York, NY 10019

E-mail: haohan@fresh2.co

NEW-HORIZON BIO-MEDICAL SCIENCE CO., LTD

Address: Unit 402, 4th Floor, Fairmont House, No 8 Cotton Tree Drive, Admiralty, Hong Kong

E-mail: 1079633358@qq.com

11.14 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.15 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16 Counterparts and Electronic Signatures.

(a) This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party.

(b) A manual signature or electronic signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

Fresh2 Group Limited

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	Chief Executive Officer

Anpac Technology USA CO., LTD.

By:	/s/ Chris Chang Yu
Name:	Chris Chang Yu
Title:	CEO

NEW-HORIZON BIO-MEDICAL SCIENCE CO., LTD.

By:	/s/ Wenqiang Lei
Name:	Wenqiang Lei
Title:	Director

[Signature Page to the Share Purchaser Agreement]